EXHIBIT 10.1

DIRECT RESPONSE PRODUCTION AGREEMENT

This AGREEMENT (the “Agreement”) is made this 30th day of June, 2015, (the “Effective Date”), by and between Pacific Custom Video Productions, Inc., a California Corporation, dba LAUNCH DRTV, located at 12211 W. Washington Blvd., 2nd Floor, Los Angeles, CA 90066 (hereinafter referred to as “Producer”) and TK SUPPLEMENTS, INC., a Delaware Corporation, located at 621 North Shady Retreat Road, Doylestown, PA 18901 (hereinafter referred to as “Client”).

W I T N E S S E T H:

WHEREAS, Client has the right to cause to be produced a series of Direct Response Commercials, as defined herein, designed to advertise the Product, as defined herein;

WHEREAS, Producer is in the business of producing television Direct Response Commercials, including scripting, pre-production, production and post-production thereof, and can produce a commercial specifically created to advertise and sell the Product; and

WHEREAS, Client desires to utilize the services of Producer to produce a Commercial designed to advertise and sell the Product;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1.	Definitions.

The following terms as used herein shall have the following meanings:

(a)                “Direct Response Commercial” shall mean four (4) Commercials whose respective length shall be 1:20, :60, :30 and :15 seconds, respectively, in length, broadcast quality, videotape, fully-edited, generic (i.e., without product ordering information) television commercials designed to sell the Product by means of direct response by the customer, and any parts thereof. Additional offers and creative test versions can be edited in at anytime at an additional cost of $225 per hour, not including additional shooting or 3rd party costs such as voice over talent, sound mix, etc., subject to Client approving in advance incurring such additional costs.

(b)               “Product” shall mean that certain item currently entitled “Legendz XL” and all components thereof (collectively and/or individually) and such other goods and services (collectively and/or individually) as are advertised and offered for sale in the Direct Response Commercials produced hereunder.

(c)                “Term” of this Agreement shall mean the period commencing on the Effective Date and continuing for as long as the Direct Response Commercial is aired on TV by the Client or its agents anywhere in the world, in whole or in part, in any medium now known or hereafter devised, and for one year thereafter.

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(d)               “Territory” shall mean the United States.

2.	The Commercial.

(a)                Subject to the provisions hereof, and commencing upon Producer’s receipt of the first payment in good funds due to Producer hereunder, Producer shall write the outline for, produce, and direct the four (4) Direct Response Commercials.

(b)               The production schedule shall be determined by the mutual agreement of the parties.

(c)                Producer shall not be liable to Client for expenses incurred or losses suffered by Client by reason of delays, except material delays resulting solely from causes within the sole control of Producer. Client shall reimburse Producer for expenses incurred or losses suffered by Producer as a result of delays caused by Client.

(d)               The Budget for the Commercial is set forth in Exhibit “A,” annexed hereto and made a part hereof, and shall be paid by Client to Producer as set forth in Paragraph 3 below, with the timeliness of the payments being of the essence.

(e)                At no cost to Producer, Client promptly shall provide all samples of Product to be used in the Commercial, including mockups, product photos, and TV-ready comps of the Product, if necessary, to be used for shooting purposes.

(f)                With regard to any materials created or generated by Producer during the production process with regard to which the Producer seeks input or, if required, approval from Client (including but not limited to Client’s input and written approval on the show outline, script drafts, casting, set design, or any interim or final edits) Client shall promptly provide Producer with Client’s input or, if required, with Client’s approval, in writing. .

(g)                With respect to persons appearing in the Commercial on-screen:

i.	If so provided for in the Budget, Producer shall furnish and shall pay from the Budget any non-celebrity, non-expert, and non-union talent appearing in each Commercial, and shall furnish and shall reimburse the expenses of any persons giving testimonials in each Commercial (but only if such persons are located in Los Angeles, California), with Client obligated to furnish, to pay, and to reimburse the expenses of all other persons appearing in each Commercial.

ii.	Client shall furnish and shall pay all compensation due to any celebrities, hosts, experts, and union talent appearing in each Commercial. Client also shall obtain from all the aforesaid celebrities, experts, and union talent sufficient agreements, permissions and releases, including, but not limited to, sworn affidavits attesting to the truth and accuracy of their statements in the Commercial and, to the extent necessary, to the substantiation supporting their statements. Client shall provide copies of all such agreements, permissions, releases, and affidavits to Producer promptly upon Producer’s request for same, and in any event prior to any airing or display of each Commercial. Client also is responsible for the expense of burning-in or adding any telephone number or website address, subject to Client’s prior written approval of such expenses.

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j.                    The Direct Response Commercials, all videotapes thereof, the Master thereof, the script thereof (collectively, the “Production”), and all rights in connection therewith, shall be the exclusive property of Client, provided, however, that Producer may retain copies of the Production for archival purposes and for the purposes set forth in subparagraph 2(i) below. Client shall have the sole and exclusive right to copyright protection of the Production, with the exception of Composer’s rights that may be licensed to Client with regard to music used in each Commercial, and Producer shall have no duty with respect to securing copyright protection therefore. However, all of the foregoing is conditioned upon and subject to Client having fully performed and complied with its obligations under Section 3 (a) of this Agreement.

k.                  Notwithstanding any other provision contained herein, Producer shall have the right to use the Commercial in Producer’s promotional reel, business plans and promotional materials, including without limitation, brochures, advertisements, hand-outs, DVDs, CD-Roms and Internet websites, and to copy and to provide third parties with copies of the Commercial, and to enter the Commercial in industry competitions, festivals, and shows, all for Producer’s publicity and promotional purposes. Solely in connection therewith, Client hereby grants Producer a royalty free, fully paid up, worldwide license to utilize Client’s intellectual property, including but not limited to, copyrights, copyrightable material, trademarks, trademarkable material, trade names, trade dress, patents and patentable material relative to the Product. The foregoing limited license does not permit Producer to broadcast the Commercial or grant sub-licenses to the Commercial.

l.                    Client acknowledges and agrees that it is well informed about the financial risks associated with the television advertising industry and that Producer makes no representation or warranty, express or implied, as to the degree of success to be achieved by reason of the televising of the Direct Response Commercials, nor shall Client seek to hold Producer liable with respect thereto. Producer has not made, and does not hereby make, any guarantee, representation, or warranty with respect to the level of sales and revenue to be derived as a result of the televising of the Direct Response Commercials, nor does Producer make any guarantee, representation, or warranty concerning the meeting of deadlines or the avoidance of delays. Client recognizes and acknowledges that the level of revenues from sales of the Products of any kind contemplated by this Agreement is speculative. Client agrees that it shall not make any claim, nor shall it seek to impose any liability upon Producer or any of its shareholders, directors, members, officers, agents, employees, attorneys, or affiliates, based upon any claim that more sales, revenues, media exposure or customers could have been obtained, or that better business could have been done than was actually made or done by Client or its successors, licensees and assigns, or that better business terms, prices or opportunities could have been obtained, or based on delay or failure to meet deadlines in the production by Producer.

3.	Budget.

(a)                Client shall pay to Producer a Production Budget for the Commercial (“Budget”) of no less than Three Hundred Thousand Dollars (U.S.$300,000) to be utilized in compliance with Exhibit “A” hereto.

Payment of the Budget shall be made by wire transfer or cashier’s check as follows, with timeliness of payment being of the essence:

15% ($45,000), upon execution of this Agreement;

50% ($150,000) plus approved contingency and overages, within 5 days prior to first shoot date;

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20% ($60,000) plus approved contingencies and overages, upon delivery of first off line rough cut to client

15% ($45,000) plus approved contingency and overages, upon Client’s approval of viewing dub and prior to the release of any Masters to Client, such approval not to be unreasonably withheld or delayed.

Producer has no duty to deliver any edited or camera master to Client until Producer has received payment in full of all sums due to Producer pursuant to this Paragraph 3(a) above (i.e., the full 100%). Upon payment of the amounts set forth in this Section 3(a), Producer shall promptly deliver all such materials to Client.

(b)               Any production work requested by Client that would involve any change to any previously approved or agreed-upon work, or to Budget items, or to the schedule, including, but not limited to, any change in the Product, final script, travel, locations, talent, experts, or testimonials, shall require appropriate adjustments in the Budget. In the event of such a change, there shall be an additional payment due to Producer, which Client shall pay promptly and no later than ten days after receipt of any invoice from Producer for same. Such changes requested by Client may be noted on an “Overage Sheet.” In no event shall Producer be required to implement any changes requested by Client that will result in Overages to the Budget, nor shall Client be obligated to pay for such Overages, without the prior written consent of Client to such Budget Overages.

(c)                The Budget may include a “Contingency” element for unanticipated additional costs in production, in which case Producer in its sole discretion may use the funds that correspond to same to cover any such costs. To the extent that all of the Contingency funds are not utilized, Producer shall remit such amount to Client. In addition thereto and in addition to all other items in the Budget, Client also shall pay and reimburse Producer for all other agreed upon bona fide expenditures incurred by Producer in connection with the Commercial or in the course of performing Producer’s services hereunder which are substantiated by receipted vouchers or paid bills. Because it is not always practical to obtain expense receipts, a reasonable amount of un-receipted but actually incurred expenditures by Producer, each of less than two hundred and fifty Dollars ($250), and not exceeding $1,000 in the aggregate, may be made by Producer, with all such expenditures required to be reimbursed by Client promptly and no later than ten days after receipt of any invoice for same.

(d)               Unless other provisions have been expressly made in the Budget, Client shall reimburse Producer’s personnel and crew for all travel and lodging expenses outside of Los Angeles County, California; provided, however, that Producer will not incur such expenses without Client’s prior written consent. Such travel-related expenses may include meetings requested by Client and travel for testimonial shooting beyond that which is provided for in the Budget, and shall be reimbursed by Client promptly and no later than ten days after receipt of any invoice for same.

(e)                In the event that the Commercial is not completed and delivered due directly or indirectly to any request which has been made by Client for a cessation, postponement, or suspension of production caused by anything other than a material and uncured breach by Producer of this Agreement, then Client shall reimburse Producer for all costs and expenses incurred or committed to by Producer in connection with the production of the Commercial up to the date of Producer’s receipt such a written request by Client. Said reimbursement payment by Client shall be made promptly and no later than ten days after receipt of any invoice for same and shall be in addition to all the other payments specified to be due to Producer above pursuant to this Paragraph 3.

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(f)                In the event that the Budget includes payment for Producer’s services in helping to form and oversee a testimonial group, Client expressly acknowledges and agrees that it shall be responsible for ensuring that the design and implementation of the testimonial group, including the development of all advertising claims therefrom, shall comply with all applicable federal, state and local laws, and that the protocol for such group is designed in a manner so as to be safe for all participants. In the absence of negligence or willful misconduct on the part of Producer, Client shall be responsible for any claims relating to personal injury or death suffered by any member of the testimonial group.

(g)                Client shall be responsible for payment of all fees and expenses of any clinical or other scientific studies which Client elects to obtain for purposes of substantiating claims about the Product to be made in the Commercial.

4.	Performance Incentive.

(a) For purposes hereof, “Royalty” shall mean:

(i) three percent (3%) of all direct response revenue collected (Phone, Web/Digital, Radio, Print) actually received by Client, or any subsidiary, affiliate or other entity related to Client from the Product sale in the Territory, and all such additional Client revenues from all items sold together with the Product within the same offer (e.g., related products) or offered as additional products to purchasers of the Product (e.g., upsells, supplements, nutritionals, club memberships, etc); and all Product Continuity sales, which for purposes of this Agreement shall be defined as any and all sales from any re-order or auto-club purchase program for any product whatsoever offered by Client to consumers at the time of their original purchase of the Product (hereinafter collectively referred to as “Royalty Bearing Product”), less: shipping and handling charges, payments by customers of taxes, chargebacks, returns, refunds, coupons, promotional discounts, rebates, and other consumer incentives, and replacements and credit card charges, all without deduction or offset of any sort relative to Producer.

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(ii) Producer royalty on “Retail/Wholesale’ revenues will be paid at the rate of one percent (1%) and will based on Client’s actual wholesale/transfer rate collected with retail/wholesale accounts in the Territory less: shipping and handling charges, payments by customers of taxes chargebacks, returns, refunds, coupons, promotional discounts, co-op allowance, trade discounts, trade deals and other consumer incentives, and replacements and credit card charges..

(iii) All Royalties shall be owed and payable so long as Direct Response Commercial(s) produced by Producer for Client are airing on TV or Radio and for a trail window of 6 months after the final airing. Should the Commercials resume airing on TV or Radio after suspension, the Royalties will commence again in accordance with this Agreement and Terms. During the Term, Client will pay to Producer the Royalty within thirty (30) days after the end of each fiscal quarter for all Royalty-bearing transactions that were consummated during the preceding fiscal quarter. The Royalty payment shall be accompanied by a written statement of the total revenue received by Client relative to sales, and other revenue-generating activities with respect to each item of Royalty Bearing Product and which shows the direct response revenue collected (as previously defined in 4(a)(i) and 4(a)(ii) above) by Client for the preceding fiscal quarter, a categorization of the sources of such revenue and the Royalty due thereon; and shall also show the total amount of deductions from revenues as permitted by this Section 4.

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(iv) If Client terminates LaunchDRTV and hires a new firm who creates a new spot that is introduced on TV during the tail, then we pro-rate the royalties solely as related to the ‘tail’ portion of this Agreement paid to LaunchDRTV in proportion to the average media that was spent for the 3 months prior to termination on the LaunchDRTV spot vs. the amount spent on new TV media. All other royalties will remain as covered in this Agreement.

(b) Any Royalty not timely paid shall bear interest at the rate of One and One-Half Percent (1.5%) per month (or such lesser amount as may be the maximum permitted by law) for each month or portion thereof during which it shall remain unpaid.

(c) Producer shall have the right to procure an audit, at its sole expense, of the total revenue received by Client relative to the Royalty Bearing Product, the sources of such revenue and the calculation of the Royalty due thereon by an independent auditor or chartered accountant, who shall deliver an audited certificate to Producer within forty-five (45) days after access to such information has been granted to such auditor or accountant by Client. Client agrees to give such auditor or accountant full and unfettered access to inspect all of Client’s books and records, at Client’s regular place of business, pertaining to the sale of the Products during normal business hours to facilitate this audit on three business days prior written notice. Producer shall pay the entire costs and fees for such audit; provided, however, that if there is any discrepancy greater than Fifty Thousand Dollars ($50,000) or two percent (2%), whichever is greater, between the Client’s statements with the audited certificate, Client shall bear the entire costs and fees of the audit, not to exceed the amount of the discrepancy. If there is any undisputed discrepancy greater than Fifty Thousand Dollars ($50,000) or two percent (2%), whichever is larger, between the Licensee’s statements with the audited certificate, the appropriate adjustment shall be made as between the parties by Client immediately paying to Producer any outstanding Royalty due together with interest thereon at the rate of One and One-Half Percent (1.5%) per month covering the period as from the date that the Royalty should have been paid to Producer until the date of actual payment. Producer and the auditor performing such inspection shall agree in writing, prior to engaging in any such inspection, that the information disclosed in the course of such inspection shall constitute confidential information of Client and shall not be disclosed to any person or used for any purpose other than to enforce the provisions of Agreement.

(d) If after the first airing of the Commercial (and any subsequent revisions of the Commercial by Producer), Client determines that the Commercial is not profitable, then Client may produce edited versions of the Commercial without Producer’s involvement. If any such edited version of the Commercial contains a total of twenty-five percent (25%) or more of any footage, content, GFX, Animation, developed by Producer, the Producer’s Royalty will continue to apply in accordance with this Agreement and Terms. If Client develops and airs any versions using less then 25% of Producer developed content, then those specific versions will not be subject to the Royalty provisions of this Agreement. Client maintains the right to shoot and develop new creative versions without Producer involvement at any point in time, with no royalty tied to those specific creative versions created without Producer involvement.

(e) Client may elect to hire Producer to perform “Campaign Services” in addition to/in conjunction with this Production Agreement. Those Services, Fees and Terms shall be outlined in Attached Exhibit B Hereto. (See attached at end of Agreement)

5.	Approvals.

(a)                Client has the right and obligation to approve or reject in writing the shooting script or outline prior to the commencement of principal videotaping or filming, as the case may be, of the Direct Response Commercials.

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(b)               Client has the right and obligation to approve or reject in writing the rough cut of the Direct Response Commercials (that is, prior to commencement of on-line editing). Once the off-line is approved, any further changes desired by Client in on-line will be billed as an Overage.

(c)                Client has the right and obligation to approve or reject in writing the final “view tape” of the Direct Response Commercials. Once this “view” or “on-line” tape is approved, any further changes desired by Client will be billed as an Overage.

(d)               Client shall respond in writing to all requests made by Producer for any of the approvals reference herein above in this Paragraph 5 and for any other approvals requested by Producer, including for example approvals of changes, within five (5) business days of their submission by Produce to Client. In the event of any rejection or response by Client other than an unqualified approval, Client’s written response shall state the reasons for same.

(e)                Client’s approval of the shooting script or outline, Client’s approval of the rough cut of the Direct Response Commercials, Client’s approval of the final “view tape” of the Direct Response Commercials, Client’s approval of the Direct Response Commercials, and Client’s approval of any changes to any of same, pursuant to Paragraph 5 (a) to (d) above or otherwise, shall constitute, to the best of Client’s knowledge and belief, a covenant, representation, and warranty by Client to Producer of the truth and accuracy of all the statements and claims expressly or impliedly made within said materials, of Client’s possession of legally sufficient substantiation for all such statements and claims, of the Product’s safety and efficacy, of the non-infringement of any third party’s rights (such as patent, copyright, trademark, trade dress, trade secret, publicity, or other intellectual property rights), of Client’s compliance with all rules, regulations and guidelines of the Federal Trade Commission. Any such approval by Client also shall constitute a covenant, representation, and warranty by Client that Client has obtained legal review and clearance opinions from competent legal counsel.

(f)                All of Client’s approvals or rejections in this Agreement, including but not limited to this Section 5, shall be made in Client’s sole discretion.

(g)                If upon Commercial testing Producer and Client agree in writing to implement changes to the Commercial, Producer shall provide Client a budget therefore. Subject to Client’s written approval of such budget, Client shall be billed for actual out of pocket costs incurred by Producer inclusive of any third-party expenditures aside from additional Talent fees if any.

6.	Warranties and Representations.

(a) Each party, for itself, hereby warrants and represents to the other party that:

(i) it has been duly incorporated and is validly existing as a corporation in good standing under the laws of its respective state of incorporation and is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its business or the character or location of its properties or assets requires such qualifications;

(ii) this Agreement has been duly and validly authorized, executed and delivered by such party and constitutes a valid, binding and enforceable agreement of such party;

(iii) such party is not (1) in violation of its corporate charter of bylaws, or (2) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any instrument to which it is a party or by which it or any of its material properties is bound, or in violation of any law, order, rule, regulation, writ, injunction or decree of any governmental authority or court;

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(iv) the execution, delivery and performance of this Agreement by such party will not (1) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under, or result in the imposition of any lien, charge or encumbrances upon any of the material properties or assets of such party pursuant to any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which it is a party or by which it or any of its material properties is bound, or (2) result in the violation by such party of its corporate charter or bylaws, or any violation of any law, order, rule, regulation, writ, injunction or decree of any governmental instrumentality or court. No consent, approval, authorization or order of any governmental agency or court or of any other person is required for the execution, delivery or performance of this Agreement by such party, except for those which have been heretofore obtained;

(v) there is not now pending or, to the best knowledge of such party, threatened any action, suit or proceeding to which such party is a party before or by any court or governmental agency or body, which might result in any material adverse change in the condition (financial or other), business or prospects of such party or performance of this Agreement, or might materially and adversely affect the properties or assets of such party or performance of this Agreement;

(vi) such party has the full and complete authority to enter into this Agreement and to perform in all respects the obligations required to be performed by it pursuant to this Agreement; and

(vii) such party is not bound by, nor will it during the Term enter into any agreement that would prevent or materially interfere with the performance by such party of the material terms and conditions of this Agreement.

(b) In addition to the foregoing, Client hereby represents and warrants to, and covenants with, Producer that:

(i) Client has the full, unrestricted and exclusive right to acquire, publish, distribute, license, sell and exploit the Product, and will continue to possess such rights during the Term;

(ii) Client has not granted any rights that would conflict with or derogate from the rights granted to Producer hereunder;

(iii) the Product is safe and efficacious and Client possesses competent and reliable evidence to such effect;

(iv) all statements and claims which will be made, expressly or impliedly, in the Commercial are and will continue to be truthful and accurate, are and will continue to be supported by legally sufficient substantiation (including, but not limited to, clinical studies, trials, tests, or case histories, as and to the extent legally necessary), and are and will continue to be fully compliant with all state and federal laws governing advertising including but not limited to the rules, regulations and guidelines of the Federal Trade Commission;

(v) all sales programs for the Product and all statements and claims which will be made, expressly or impliedly, in the Commercial, are and will continue to be in compliance with all state and federal laws governing advertising, marketing, promotion, or sales practices, including but not limited to the rules, regulations and guidelines of the Federal Trade Commission; and that, prior to any airing of the Commercial, Client has obtained legal review and a clearance opinion from competent legal counsel;

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(vi) the Product is compliant with all applicable federal, state, and local laws, rules and regulations of any kind or nature, and will continue to be so compliant during the Term;

(vii) Client owns or possesses or controls all requisite rights to use all patents, patent rights, inventions, trade secrets, know-how, processes, technology, trademarks, trade names, service marks, service names, copyrights, trade dress, and other intellectual property rights of any kind or nature related to the Product or to any of the content of the Commercial, which are necessary for the performance of this Agreement or for the exploitation of the Product or the Commercial; and Client has not received any determination of infringement of or of conflict with, has not received any notice or claim asserting any infringement of or conflict with, is not infringing or in conflict with, and will not infringe or be in conflict with, any asserted right of any third party including, but not limited to, any asserted patent, trade secret, trademark, trade name, service mark, service name, copyright, trade dress, privacy, publicity, or other right relating to the Product or Commercial;

(viii) Client will do everything necessary to ensure that it is and will continue to be in compliance with the agreements governing its right to manufacture and distribute the Product; and Client is not aware of any default thereunder, or of any fact or circumstance which with notice or the passage of time may constitute a default, nor any factual basis for same.

(c) The representations and warranties which have been made herein above shall survive the expiration of the Term of this Agreement as well as any termination of this Agreement for any reason.

7.	Indemnification.

(a) Client shall indemnify, pay for the defense of, and hold harmless Producer and all of its members, principals, officers, directors, employees, independent contractors, agents, affiliates, successors, assigns, and licensees from, all suits, claims, demands, damages, debts, liabilities, accounts reckoning, obligations, costs, expenses, liens, actions, or causes of action (including, but not limited to, actual damages, punitive damages, fines, and reasonable attorneys’ fees and costs, whether or not litigation is commenced) arising out of, involving, or relating in any way to any of the following: (i) the Product, including but not limited to, personal injury suffered by consumer purchasers, testimonialists, on-camera talent or other individuals utilizing the Product; (ii) any inaccurate information to the best of Producer’s knowledge, data, or material provided by Client to Producer; (iii) any state, local, or federal law governing advertising, marketing, promotion, or sales, including, but not limited to, any rule, regulation, or guideline of the Federal Trade Commission, as applied to the Product or to any claim or statement made in or to any other aspect of the Commercial; (iv) any infringement of or any conflict with any right of any third party, including, but not limited to, any patent, trade secret, trademark, trade name, service mark, service name, copyright, trade dress, privacy, publicity, or other right, as applied to the Product or to any claim or statement made in or to any other aspect of the Commercial; (v) any material and uncured breach by Client of any material term, condition, or provision of this Agreement; and (vi) any material breach by Client of any warranty, representation, or covenant made herein or, with regard to any such warranty, representation, or covenant, any failure (for any reason) of same to be true and accurate, or to remain true and accurate, or to be complied with.

(b) Producer shall indemnify and hold harmless Client and all of its members, principals, officers, directors, employees, independent contractors, agents, affiliates, successors, assigns, and licensees from, all suits, claims, demands and other liabilities and expenses (including, but not limited to, actual damages, punitive damages, fines and reasonable attorneys’ fees and costs, whether or not litigation is commenced) arising out of or relating to the following: (i) any material and uncured breach by Producer of any term, condition, or provision of this Agreement; and (ii) any material breach by Producer of any warranty, representation, or covenant made herein or, with regard to any such warranty, representation, or covenant, any failure (for any reason) of same to be true and accurate, or to remain true and accurate, or to be complied with.

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(c) In connection with any claim giving rise to a right of defense and/or indemnity in favor of one party hereto, by another party hereto, pursuant to this Paragraph 7, which claim results from or arises out of any claim or legal proceeding brought by a third party, the indemnifying party, using its own counsel at its own expense, shall be entitled to control said defense and settlement of claims against of the indemnified party (including controlling the settlement or other adjudication of any such claim) . The indemnified party shall be entitled to participate, but not control, said defense. Each party shall notify the other of any such third party demand, suit, or claim, promptly after discovery of same.

(d) The provisions of this Paragraph 7 shall survive shall survive the expiration of the Term of this Agreement as well as any termination of this Agreement for any reason.

8.	Termination.

In addition to all other rights of each party, at law or in equity, resulting from non-compliance by the other party with this Agreement, each party may terminate the Term of this Agreement upon seven (7) days written notice to the other party in the event of any of the following:

(a) Such party defaults in any material respect in the performance or observance of any term, covenant or agreement contained in this Agreement, and the same continues for a period of fourteen (14) days following the receipt of such party of notice from the other party of such non-compliance;

(b) Any representation or warranty made by a party herein or in connection with the execution and delivery of this Agreement shall prove to have been incorrect, when made, in any material respect; or

(c) (i) The institution of any proceedings by or against a party seeking relief, reorganization of such party or arrangement with such party’s creditors under any laws relating to insolvency or bankruptcy, (ii) any general assignment for the benefit of, such party’s entering into a composition with, such party’s creditors, (iii) the appointment, or the consenting to the appointment of, a receiver, liquidator, trustee or other custodian for all or substantially all of such party’s company or assets, (iv) the liquidation, dissolution or winding up of such party’s business, or (v) the entry of an order by a court of competent jurisdiction (A) finding such party to be bankrupt or insolvent, (B) ordering or approving such party’s liquidation, reorganization or any alteration or modification of the rights of such party’s creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of such party’s property.

9.	Confidentiality.

(a) The parties recognize that during the course of performing their duties hereunder they may become aware of proprietary, confidential information concerning the other party, its products, methods, processes, formulations, product development, billing practices, financial condition, business plans etc., or information the other party designates as confidential (collectively “Confidential Information”). Each party agrees that it will maintain in confidence and not disclose to any third party at any time any such Confidential Information if it previously has been identified specifically and in writing as being Confidential Information under this Agreement, and shall not use any such specifically identified Confidential Information to the detriment of the other party or for any purpose not contemplated by this Agreement. Producer acknowledges that Client is a publicly traded company and will not utilize any information it learns with respect to Client, the Commercial, the Products, or the success of the project contemplated hereby. This is in no way includes any knowledge, information, or best practices Producer was aware of prior to entering into Agreement with Client, even if shared with Client, nor any information already in the public domain.

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(b) The obligation of confidentiality set forth above shall survive the expiration or other termination of this Agreement, provided, however, that a party (the “Disclosing Party”) may during the Term hereof or thereafter disclose Confidential Information to the extent required by applicable law or the order of a court of competent jurisdiction. In the event the Disclosing Party is required by applicable law or the order of a court of competent jurisdiction to disclose any Confidential Information, such party agrees to provide the other party with prompt notice of any such requirement so that the other party may seek an appropriate protective order. Failing the entry of a protective order or the receipt of a waiver hereunder, the Disclosing Party will disclose only that portion of the Confidential Information which has been required.

(c) The term “Confidential Information” and the provisions of this Agreement relating thereto shall not apply to any information which:

(i) becomes generally available to the public, other than as a result of a disclosure by Producer in violation of this Agreement;

(ii) was available, or becomes available, on a non-confidential basis from a source other than either of the parties hereto;

(iii) is developed independently and is not based upon or derived from Confidential Information.

10.	Force Majeure.

Either party may suspend the performance of its obligations hereunder in the event of any of the following contingencies, if by reason of any such contingency, it is materially hampered in the performance of its obligations under this Agreement or such performance becomes impossible or Commercially impracticable: acts of God, fire, catastrophe, labor disagreement, acts of government, its agencies or officers, any order, regulation, ruling or action of any labor union or association affecting the party or the industry in which it is engaged, or any other cause not mainly within its control.

11.	Insurance.

Client will obtain and maintain at its sole expense during the Term hereof and for a period of one (1) year thereafter a comprehensive general liability and product liability insurance policy with minimum limits of One Million Dollars ($1,000,000.00) per incident and Two Million Dollars ($2,000,000.00) in the aggregate, specifically naming Producer and its respective members, officers, directors, employees, and independent contractors as additional insureds. Such insurance policy shall provide that it cannot be canceled or modified without the insured first giving Producer thirty (30) days prior written notice. Client will furnish Producer with a true and legible copy of the insurance certificate and evidence of Producer being named as an additional insured, upon demand. Producer has, and, subject to Client’s compliance with this Agreement, agrees to maintain (at least until such time as Producer delivers a master to Client) a production insurance policy, for the negative.

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12.	Assignment.

Neither party may assign any right or delegate any duty hereunder without the express prior written consent of the other, which consent shall not be unreasonably withheld. The prohibition shall not prevent any party from contracting with third parties for services to be provided in furtherance of the performance required of each under this Agreement. No assignment shall be valid unless the assignee assumes in writing all the obligations of the assignor hereunder.

13.	Disputes.

Except for claims or controversies seeking injunctive relief to enforce the provisions of Section 9 hereof by either party, any claim or controversy arising out of, relating to or concerning this Agreement, the breach of this Agreement or the Commercial, including any statutory claims (including, without limitation, the arbitrability of any claim or controversy), shall be settled by final and binding arbitration before a single neutral arbitrator in Los Angeles County, California, in accordance with the JAMS/Endispute Rules and Procedures, which shall specifically include the right to discovery and the rules of evidence set forth in the California Evidence Code, and in conjunction with the applicable law governing this Agreement. In the event that Licensor and Licensee cannot mutually agree upon the arbitrator, the then presiding judge of the Superior Court of the State of California located in the County of Los Angeles shall appoint the arbitrator. Except as set forth above, this arbitration includes all claims whether arising in tort or contract and whether arising under statute or common law. The arbitrator shall issue a written finding of fact and conclusions of law, which may be enforced in any court of competent jurisdiction. The arbitrator shall have the authority to grant all monetary or equitable relief, including, without limitation, costs to the prevailing party where authorized by law. The fees of the arbitrator and all other costs that are unique to arbitration shall be split equally between the parties.

14.	Notices.

Any notice required by or provided pursuant to this Agreement shall be given in writing by Certified Mail, Return Receipt Requested, or any professional delivery service that requires a signed, written receipt confirming delivery of the envelope or package containing the notice. Said notice shall be provided to the following addresses:

IF TO CLIENT:

Ted Karkus/

TK Supplements, Inc.

621 N. Shady Retreat Road

Doylestown, PA 18901

IF TO PRODUCER:

Drew Plotkin/Sam Najah

Launch DRTV

12211 W. Washington Blvd. 2nd Floor
Los Angeles, CA  90066

Attn: Drew Plotkin

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15.	Work for Hire.

The Commercial and all of the results and proceeds of the services furnished hereunder shall be a “work made for hire” for Client under the US Copyright Act to the extent approved, paid for and produced hereunder, and Client shall be deemed the author thereof and shall from creation own all right, title and interest therein. If the Commercial is deemed not to be a work made for hire, then Producer shall irrevocably assign all of its right, title and interest therein to Client. All raw footage, tapes, related documentation and other physical elements relating to the Commercial shall be owned by and delivered to Client concurrently with delivery of the Masters. Producer shall execute and deliver to Client such additional documents and instruments as Client may request in connection with documenting or evidencing Client’s ownership of the intellectual property rights applicable to the Commercial. The above provisions of this paragraph are subject to and conditioned upon Client’s performance of Section 3 (a) of the Agreement.

16.	General Provisions.

(a)                This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and supersedes any and all prior understandings and agreements.

(b)               This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to contracts made in and wholly to be performed therein.

(c)                This Agreement may not be amended or modified except in a written instrument signed by the party against whom enforcement is sought.

(d)               Subject to any restrictions on transferability contained in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors-in-interest and permitted assigns. Nothing contained in this subparagraph 16(d) shall create any rights enforceable by any person not a party to this Agreement, except for the rights of successors-in-interest and permitted assigns of each party hereto (unless such rights are expressly granted in this Agreement to other persons specifically identified and named herein).

(e)                Paragraph headings are used for convenience and are not to be interpreted as part of this Agreement.

(f)                The parties to this Agreement are acting as independent contractors and nothing herein shall be construed as creating a partnership or other joint business venture. Neither party has the authority to act on behalf of or bind the other except as expressly set forth herein.

(g)               In the event that any provision of this Agreement is held to be unenforceable or contrary to law, then the Agreement shall be interpreted, to the extent possible, without such provision.

(h)               Each party shall execute and deliver all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

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(i)                 In the event of any dispute between the parties to enforce or interpret the provisions of this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable costs, expenses and attorney’s fees, and costs actually incurred relating to or arising from such dispute, including, but not limited to, in connection with any arbitration.

(j)                 No waiver by a party of any provision of this Agreement shall operate as, or be deemed to be, a continuing waiver of such provision or a waiver of any similar or dissimilar provision, unless such waiver is contained in a written instrument signed by the party against whom enforcement is sought.

(k)               Time and strict punctual performance are of the essence with respect to provisions herein concerning payments and approvals to be made by Client.

(l)                 Each party shall be responsible for the reporting and payment of its own federal, state, and local taxes and licenses.

(m)             Each of the parties hereto represents and agrees with the other that (i) it has been represented by independent counsel of its own choosing, (ii) it has had the full right and opportunity to consult with its respective attorneys and other advisers and has availed itself of this right and opportunity, (iii) its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s counsel, (iv) each is fully aware of the contents hereof and its meaning, intent and legal effect, and (v) its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress and undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement, and the documents referred to herein. Accordingly, any rule of law, including, but not limited to, California Civil Code Section 1654, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intentions of the parties hereto.

(n)               EXCEPT WITH RESPECT TO EACH PARTY’S OBLIGATION TO INDEMNIFY THE OTHER AS SET FORTH IN SECTION 7, ABOVE, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY, FOR ANY CAUSE OF ACTION RELATING TO THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR SPECULATIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR USE, BUSINESS INTERRUPTION, OR LOSS OF GOODWILL, IRRESPECTIVE OF WHETHER EITHER PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES

(o)               This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Pacific Custom Video Productions, Inc., a California Corporation dba “LAUNCH DRTV”	TK Supplements, Inc., a Delaware Corporation
“Producer”	“Client”
By:	By:
Title:	Title:

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Exhibit “A”

Budget

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